EXHIBIT 10.1

AIRSPAN NETWORKS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Each of the non-employee directors of Airspan Networks, Inc. receives an annual retainer of $15,000, payable in quarterly installments, to attend in person the four regular meetings of the Board of Directors during the year. To the extent that any of the non-employee directors miss more than one of these regular meetings, such director will forfeit $3,750 per meeting missed. For special meetings of the Board of Directors, each non-employee director receives $1,000 for attending any such meeting telephonically.

The Chairman of the Audit Committee receives an annual retainer of $12,500, payable in quarterly installments and the other members of the Audit Committee receive an annual retainer of $10,000, payable in quarterly installments to attend telephonically the five regular meetings of the Audit Committee during the year. To the extent that any of the Audit Committee members miss one of these regular meetings, such director will forfeit $2,500 per meeting missed. For special meetings of the Audit Committee, each Audit Committee member receives $500 for attending any such meeting telephonically.

The Chairman of the Compensation Committee receives an annual retainer of $2,500, payable in quarterly installments. Members of the Compensation Committee receive $500 for attending any Compensation Committee meeting telephonically.

Members of the Special Litigation Committee receive $500 for attending any Special Litigation Committee meeting telephonically.

Non-Employee directors are also eligible to receive, from time to time, non-qualified options to purchase shares of the Company’s Common Stock, when and in the amounts determined by the Compensation Committee.

Otherwise, except (i) as described above and (ii) for reimbursement for reasonable travel expenses relating to attendance at Board meetings, non-employee directors are not compensated for their services as directors.